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                                                          Exhibit 10.20

                           [BAY NETWORKS LETTERHEAD]


March 18, 1997




Lloyd Carney
HOME ADDRESS REDACTED                                 [BAY NETWORKS LOGO]



Dear Lloyd:

On behalf of Bay Networks, Inc., I am pleased to confirm your new position of Executive Vice President, Enterprise Business Group, reporting directly to me in my capacity as President & Chief Executive Officer. Compensation for this position will be at an annualized salary of $250,000.00, earned and payable at the biweekly rate of $9,615.39.

In addition to base salary, you will participate in Bay Networks Executive Compensation Plan as discussed. At target your annual compensation will be $450,000.00 Your participation in the plan will be prorated from January 22, 1997, the date of your new assignment, through the end of the fiscal year which ends June 30, 1997.

Subject to the approval of the Board of Directors, you also will have an option to purchase 115,000 shares of stock. Vesting of the stock option is 25% following the first year of the grant date and 1/48 per month during the period between 13 and 48 months from the initial grant date. This schedule provides complete vesting four years following the grant date.

Bay Networks will assist with expenses incurred for relocation of your family including your mother-in-law. The moving of your household goods, temporary storage for the period of time that you are in temporary living, and final airfare to the work location will be billed directly to Bay Networks. Bay Networks will also reimburse you for expenses for temporary living quarters which will be available for you and your family after you relocate and until your home is available.

In addition, you will receive mortgage assistance in the form of annualized interest cost reimbursement on a loan for a primary residence in the Northern California Bay Area for a period of three years. The amount of mortgage assistance would be calculated by subtracting the equity and mortgage of your Massachusetts home from the purchase price of your new home with $1,100,000.00 maximum on the mortgage assistance amount. This amount would then be grossed up for tax purposes. In the unlikely event that a change in management caused you to be removed from your job, Bay Networks would continue your mortgage assistance for 6 months or until you've found another position outside of Bay Networks, whichever comes first.

If you sell your home on your own, Bay Networks will reimburse you the costs for reasonable and customary sales commissions and non-recurring closing costs associated with the sale of your Massachusetts home. Bay will also arrange to have a third-party relocation company provide you home marketing assistance. If after 60 days on the market your Massachusetts home does not sell, Bay Networks will arrange to purchase your home for a pre-agreed upon price. Details on this program will be provided at a later date. In either case, Bay Networks will reimburse you the costs for reasonable and customary sales commissions and non-recurring closing costs associated with the sale of your Massachusetts home.



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Bay Networks also agrees to provide assistance on a return move to
Massachusetts. If at any time in the next five years you (or Carole in the event of your incapacity) so desire, the Company will provide move assistance to include, but not limited to, the movement of your household goods, temporary storage, and airfare to Massachusetts. Movement back to Massachusetts would be forfeited if you were to voluntarily resign or be terminated for cause.

As you are aware, Bay Networks also provides employees with life insurance up to two times Targeted Annual Income. You may also purchase supplemental life insurance to bring your total combined coverage up to $1,000,000.

Lloyd, we know what a tremendous commitment and sacrifice a move to the West Coast will mean to you and your family. We want to afford you the opportunity to experience the adventure and cultural diversity of living on the West Coast in the time that you are here. In an effort to make this transition as easy as possible for you, Carole, and your children, we want to help you get to know the area, people, resources, and more, as quickly as possible.

First, for the next three years, Bay Networks would like you to take advantage of two round-trip excursions of up to one week each from California to Massachusetts annually for you and your family to assist you in maintaining your East Coast relationships with friends and family. Second, Bay Networks will provide you with opportunities to attend events and local attractions such as Great America Amusement Park, Santa Cruz Beach/Boardwalk, concerts, skiing in Tahoe, and more through our "Bay Box" connections. Third, Bay Networks will provide you and your family four weekend get-away trips, arranged by our Travel Services department, to the locations of your choice in California. The Bay Area offers many organizations, affiliations, and associations representing interests of all kinds. We will assist you with identifying and connecting with the interests of your choice. Many families who have moved to the Bay Area have found this just one good way to meet people with similar interests and experiences. Finally, we will pay for a family membership to the health club of your choice for your first year in California.

We hope that we have communicated the strong desire for you to relocate to the Santa Clara area, as well as our great concern in making this a positive adventure for the Carney family. Please let us know if we can answer any questions you or your family might have.

Lloyd, I feel confident that you will continue to make a significant contribution to Bay Networks' success. I look forward to working with you in your new assignment.


Sincerely


/s/ DAVE HOUSE
---------------------------------------------
Dave House
Chairman, President & Chief Executive Officer

CC.     Jerry Patton,
        Vice President, Human Resources

I concur with the above conditions for continuing employment with Bay Networks, Inc., and understand fully that they do not constitute an employment contract or an offer of employment for any specified period of time.

I acknowledge the acceptance of this offer.



/s/ LLOYD A. CARNEY                                       4/97
----------------------------------          ----------------------------------
Lloyd Carney                                 Date




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                                PROMISSORY NOTE

$416,450.00                                                       May 22, 1997

         FOR VALUE RECEIVED, the undersigned, Lloyd Carney ("Borrower"), hereby promises to pay to Bay Networks, Inc., a Delaware corporation ("Lender"), or order, the principal sum of Four Hundred Sixteen Thousand Four Hundred Fifty Dollars ($416,450.00), without interest, as provided herein.

A.       Payment Schedule.

         1. Principal. The principal indebtedness shall be payable in full on June 30, 1997 (the "Maturity Date").

         2. Form of Payment. Principal and all other amounts due hereunder are to be paid in lawful money of the United States of America in federal or other immediately available funds.

B.       Events of Default.

         1. Definition of Event of Default. The occurrence of any one or more of the following events shall constitute an "Event of Default" hereunder:

                 (i) Borrower's failure to pay any amount payable hereunder in accordance with the terms hereof; or

                 (ii) Borrower's institution of proceedings against Borrower, or Borrower's filing of a petition or answer or consent seeking reorganization or release, under the federal Bankruptcy Code, or any other applicable federal or state law relating to creditor rights and remedies, or Borrower's consent to the filing of any such petition or the appointment of a receiver, liquidator, assignee, trustee or other similar official of any substantial part of Borrower's property, or Borrower's making of an assignment for the benefit of creditors,.

         2. Rights and Remedies on Event of Default. During the continuance of an Event of Default, Lender shall have the right to accelerate the payment of the principal and charges owing hereunder and to enforce this Note by exercise of the rights and remedies granted to it by applicable law.

C.       Other Provisions.

         1. Notices. Any notice or communication required or desired to be served, given or delivered hereunder shall be in the form and manner specified below, and shall be addressed to the party to be notified as follows:

If to Lender:    Bay Networks, Inc.
                 4401 Great America Parkway
                 Santa Clara, CA  95052-8185
                 Attention:  Jane A. Risser, Vice President & Corporate
                             Treasurer

If to Borrower:  Lloyd Carney
                 HOME ADDRESS REDACTED


or to such other address as each party designates to the other by notice in the manner herein prescribed. Notice shall be deemed given hereunder if (i) delivered personally or otherwise actually received, (ii) sent by overnight delivery service, or (iii) mailed by first-class United States mail, postage prepaid, registered or certified, with return receipt requested. Notice mailed as provided in clause (iii) above shall be effective upon the expiration of three (3) business days after its deposit in the United States mail. Notice given in any other manner described in this section





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shall be effective upon receipt by the addressee thereof; provided, however, that if any notice is tendered to an addressee and delivery thereof is refused by such addressee, such notice shall be effective upon such tender unless expressly set forth in such notice.

         2. Lender's Rights; Borrower Waivers. Lender's acceptance of partial or delinquent payment from Borrower hereunder, or Lender's failure to exercise any right hereunder, shall not constitute a waiver of any obligation of Borrower hereunder, or any right of Lender hereunder, and shall not affect in any way the right to require full performance at any time thereafter. Borrower waives presentment, diligence, demand of payment, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note and, to the greatest extent permitted by law, Borrower waives any defense based upon any statutes of limitation. In any action on this Note, Lender need not produce or file the original of this Note, but need only file a photocopy of this Note certified by Lender be a true and correct copy of this Note in all material respects.

         3. Enforcement Costs. Borrower shall pay all costs and expenses, including, without limitation, reasonable attorneys' fees and expenses Lender expends or incurs in connection with the enforcement of this Note, the collection of any sums due hereunder, any actions for declaratory relief in any way related to this Note, or the protection or preservation of any rights of Lender hereunder, including all costs and expenses incurred during a bankruptcy or similar proceeding of Borrower.

         4. Severability. Whenever possible each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision is prohibited by or invalid under applicable law, it shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of the provision or the remaining provisions of this Note.

         5. Amendment Provisions. This Note may not be amended or modified, nor may any of its terms be waived, except by written instruments signed by Borrower and Lender.

         6. Binding Effect. This Note shall be binding upon, and shall inure to the benefit of, Borrower and Lender and their respective successors and assigns; provided, however, that Borrower's rights and obligations shall not be assigned or delegated without Lender's prior written consent, given in its sole discretion, and any purported assignment or delegation without such consent shall be void ab initio.

         7. Time of Essence. Time is of the essence of each and every provision of this Note.

         8. Governing Law. This Note shall be governed by California law, without giving effect to conflicts of law principles.

         9. Headings. Section headings used in this Note have been set forth herein for convenience of reference only. Unless the contrary is compelled by the context, everything contained in each section hereof applies equally to this entire Note.

                                                   /s/ LLOYD CARNEY
                                                   --------------------------
                                                   Lloyd Carney





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